Exhibit 99.2

USANA Health Sciences, Inc.

Q1 2018 Management Commentary, Results and Outlook

                ● Record first quarter net sales of $292.0 million, an increase of 14.4% year-over-year

                ● First quarter net earnings of $28.9 million, or $1.19 earnings per share

                ● Company increases 2018 outlook

April 24, 2018

Overview

The first quarter of 2018 was a solid start to what we expect to be another exceptional year for USANA.  We reported record quarterly sales and strong bottom-line results.  Accordingly, we are updating our 2018 outlook to reflect our first quarter results and the momentum we continue to see in the business around the world.  Notably, several items positively impacted the quarter, which are addressed below.

First, we successfully launched our new skincare line, Celavive®, in every market with the exception of China.  This launch contributed approximately $9 million in incremental sales to the quarter.  Although sales of Celavive have begun to normalize following the initial spike after the product launch, we continue to expect our skincare line to grow steadily throughout the year to reach approximately 10% of net sales by the end of 2018.  We continue to believe that Celavive® is an opportunity to acquire a new customer demographic.

Second, we offered a targeted product promotion in China during the quarter that was successful in generating additional product demand amongst customers.  This promotion incorporated many of our Sense products and, as a result, helped us manage inventory levels of Sense as we prepare for our upcoming launch of Celavive® in China.  This promotion contributed approximately $11 million to net sales during the quarter.  While we plan to offer additional promotions throughout 2018, these promotions are not expected to contribute the same magnitude of incremental sales.

Finally, favorable currency exchange rates positively impacted net sales by $16.4 million for the quarter.

Q1 2018 Results

USANA reported first quarter net sales of $292.0 million, the highest quarterly sales in the Company’s history.  Net sales increased 14.4% when compared to the $255.3 million reported in the prior-year period. The Company’s total number of active Customers increased 1.9% year-over-year to 585,000.

The Company reported net earnings for the first quarter of $28.9 million, or $1.19 per share, compared with net earnings of $21.4 million, or $0.86 per diluted share during the prior-year period.  In addition to strong top line growth, lower relative operating expenses and a lower effective tax rate contributed to the growth in net earnings and earnings per share    Costs related to China and the Company’s internal investigation into its China operations were nominal during the first quarter of 2018.

Weighted average basic and diluted shares outstanding were 24.3 million for the first quarter of 2018, compared with diluted shares of 25.0 million in the prior-year period.  The Company repurchased approximately 39,000 shares during the quarter for a total investment of $2.9 million, and ended the quarter with $266.2 million in cash and cash equivalents and no debt.  As of March 31, 2018, there was $47.1 million remaining under the current share repurchase authorization.

Quarterly Income Statement Discussion

Gross margins decreased 20 basis points from the prior year to 83.1% of net sales.  The decrease in gross margins was primarily driven by product promotions and sales of our new Celavive product line.  A weaker U.S. dollar and lower relative freight costs positively contributed to gross margins during the quarter.

Associate Incentives decreased 100 basis points from the prior year to 44.3% of net sales during the quarter.  The decrease in Associate Incentives was can be attributed to sales from our new Celavive product line, which there is a lower incentive payout on, and the product promotion in China.

Selling, general and administrative expense decreased 110 basis points from the prior year to 24.0% of net sales.  Selling, general and administrative expense increased $6.1 million during the first quarter of 2018, or 9.6%.  The improvement in relative selling, general and administrative expense can be attributed to costs associated with China and the Company’s previously disclosed internal investigation in China that totaled approximately $3.7 million in the prior-year period.  As previously noted, these costs were nominal in the current year quarter.

The effective tax rate improved to 34.2% compared to 36.0% in the prior year quarter.  Higher non-deductible expenses in the first quarter of 2017 contributed to the year-over-year improvement in the effective tax rate.  Note that the tax rate on a year-over-year basis is not and will not be comparable during 2018, because of the significant changes related to U.S. tax reform.

Regional Financial Results

Asia Pacific Region: Q1 2018 Net sales of $232.1 million; 79.5% of Consolidated Net Sales

Net Sales in the Asia Pacific region increased 19.0% year-over-year.  The number of active Customers in the region increased by 5.7% year-over-year.

Greater China: Net sales in Greater China increased 19.8% year-over-year.  The number of active Customers in the Greater China region increased 4.1% year-over-year.  In mainland China, local currency sales increased 12.5% while the number of active Customers increased 4.9%.  During the quarter, we offered a targeted product promotion in mainland China that contributed approximately $11 million to net sales.

Southeast Asia Pacific: Net sales in the Southeast Asia Pacific region increased 11.6% year-over-year.  The number of active Customers in the Southeast Asia Pacific increased 6.9% compared to the prior-year period.  The increase in net sales was driven primarily by results in Malaysia, Australia and Singapore, where local currency sales increased 19.6%, 12.6%, and 11.8% respectively.

North Asia: Net sales in North Asia increased 39.6% year-over-year.  This growth was driven by 17.9% active Customer growth in South Korea, where local currency net sales increased by 31.8% year-over-year.

Americas and Europe Region: Q1 2018 Net Sales of $59.9 million, 20.5% of Consolidated Net Sales

In the Americas and Europe region, net sales decreased 0.6%, while the number of active Customers decreased 8.6%.  We continue to work on initiatives to improve results in this important region and expect several of our 2018 growth initiatives to have a positive impact, including our opening of four new European markets in mid-June.

Outlook

The Company is updating its consolidated net sales and earnings per share outlook for 2018:

  Consolidated net sales between $1.13 and $1.17 billion, previously between $1.11 and $1.16 billion; and
  Earnings per share of between $4.25 and $4.55, previously between $4.05 and $4.45.

The Company’s outlook reflects:

  Favorable currency exchange rates, which are now expected to contribute approximately $45 million for the full-year;
  An estimated operating margin of between 13% and 14% for the year;
  An effective tax rate of 34% for the year; and
  An annualized diluted share count of approximately 24.3 million.

Looking forward, we will open four new European markets; Germany, Spain, Italy, and Romania, in mid-June.  Each of these markets will be supported by our European regional headquarters in Paris, France, which presents an efficient opportunity for USANA to expand its consumer base throughout Europe.  Notably, USANA has already made products available for purchase to Preferred Customers on a not-for-resale basis in these markets.  Although we are forecasting sales to be relatively modest in these markets initially, we believe that the excitement of entering these new markets will help generate momentum within the Americas and Europe region and, more importantly, we are pleased to be able to offer USANA products to more families across the globe.

We also plan to roll out our new WeChat platform in China during the second quarter.  WeChat is a Chinese multi-purpose messaging and social media app that is widely thought of as China’s “app for everything” because of its wide range of functionality.  This new platform will make it easier for customers in China to do business as they will be able to introduce USANA to new customers, complete sales of products and enroll new Customers.  This new platform demonstrates our commitment to making business convenient for our independent Associates.

We expect 2018 to be another record year for USANA.  Our main objective continues to be growing our worldwide customer base as we remain focused on improving the health and lives of individuals and families around the world.  Our 2018 strategic initiatives continue to be (i) growing our Preferred Customer business around the world; (ii) introducing a robust social sharing platform, (iii) pursuing additional product and technology innovation, and (iv) continuing to improve our IT infrastructure creating a better overall customer experience for our Associates and Preferred Customers.  We are encouraged by the current momentum and are confident that these initiatives will continue to strengthen the business as we move into the next growth phase of USANA.

Kevin Guest
CEO

Douglas Hekking
CFO

China Preferred Customers

The Company has had a long-standing Preferred Customer program in China but, due to certain attributes of that program, has historically reported China Preferred Customers as Associates.  Beginning with the results for the fourth quarter of 2017, the Company is reporting China Preferred Customers as Preferred Customers.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into BabyCare’s operations.  The contents of this document should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

 Non-GAAP Financial Measures

Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com
Media contact:	Dan Macuga
Public Relations
801-954-7280